EXHIBIT 1


                     JOINT FILING AGREEMENT

    Pursuant to Rule 13d-1(f)(1)(iii) promulgated under the Securities Exchange Act of 1934 as amended, the undersigned hereby agree to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the shares of Common Stock, par value $0.001 per share, of Covol Technologies, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement.


December 10, 1999



OZ MASTER FUND, LTD.
By: OZ MANAGEMENT, L.L.C.
    as Investment Manager

    By:  /s/ Daniel S. Och
    ----------------------------------------

    Name:   Daniel S. Och
    Title:  Managing Member


OZ MANAGEMENT, L.L.C.


By:  /s/ Daniel S. Och
----------------------------------------
Name:   Daniel S. Och
Title:  Managing Member